Exhibit 99.1

SLS International Announces Record Second Quarter Sales

Company Reports 20% Sequential Increase; Strong Month of July Begins Third Quarter

SPRINGFIELD, Mo., July 21 /PRNewswire-FirstCall/ -- SLS International, Inc. (OTC Bulletin Board: SITI - News) announced today record unaudited sales for its second quarter ended June 30, 2004. The Company reported net sales of $505,306, a 20% sequential increase compared to sales for the first quarter of $420,916. For the six months ended June 30, 2004, the Company had unaudited net sales of $926,222. At the end of the second quarter, SLS had a record backlog of orders for shipment of $135,197.

The company has already shipped $77,500 of loudspeakers and sound systems in July, and expects to ship an additional $175,035 from its current backlog before the end of the month.

"We continue to generate strong interest in our cutting-edge products," said John Gott, SLS International's Chief Executive Officer. "SLS has never been in a better position to capitalize on our unique ribbon driver technology. Our recently formed relationship with Quincy Jones has already generated growing interest from leaders in the music industry. We have also penetrated many of the important vertical markets, as demonstrated by the recently announced deals with universities, nightclubs and churches and we have strengthened our relationships with many of the most influential design and development companies in the United States. Our international business has recently begun to develop, and we have added leading distributors in large markets such as Italy, Spain and Korea. Finally, we are close to completing a deal with one of the largest electronics retailers in the United States, which will give SLS broad exposure among consumers. With the recent expansion of our facility, SLS is positioned to grow revenue rapidly for years to come."

The Company expects to report its second quarter results in August.

About SLS International, Inc.:

Based in Springfield, Mo., SLS International, Inc. is a 28-year-old manufacturer and developer of new patent-pending ultra-high fidelity ribbon driver loudspeakers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20 to 30 percent less the distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high profile venues such as NBC/MSNBC's 2002 Olympics studios in Salt Lake City -- NBC is a wholly owned subsidiary of General Electric; MSNBC is jointly owned by GE and Microsoft Corporation -- the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth. For more information, visit http://www.slsloudspeakers.com .

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.